Exhibit 23.1

DAVE BANERJEE, CPA
An Accountancy Corporation – Member AICPA and PCAOB
21860 Burbank Blvd., Suite 150, Woodland Hills, CA 91367 ● (818) 657-0288 ● FAX (818) 657-0299 ● (818) 312-3283

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

PHI Group, Inc.

We consent to the inclusion in the Registration Statement on Form S-1 of PHI Group, Inc. of our report dated October 11, 2016, relating to our audit of the consolidated balance sheets of PHI Group, Inc., as of June 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended June 30, 2016 and 2015.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Dave Banerjee CPA

An Accountancy Corporation

Date: March 30, 2017

Woodland Hills, CA 91367